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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                          ---------------------------


                                   FORM 8-K


                                CURRENT REPORT


                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


     Date of Report (Date of earliest event reported):   January 26, 1999

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                                 VENCOR, INC.
            (Exact name of registrant as specified in its charter)


           Delaware                      001-14057              61-1323993
(State or other jurisdiction of   (Commission File Number)    (IRS Employer
incorporation or organization)                             Identification No.)


                               3300 Aegon Center
                            400 West Market Street
                             Louisville, Kentucky
                   (Address of principal executive offices)
                                     40202
                                  (Zip Code)

      Registrant's telephone number, including area code:  (502) 596-7300

                                Not Applicable
        (Former name or former address, if changed since last report.)

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Items 1-4.  Not Applicable.

Item 5.  Other Information.


     On January 26, 1999, Vencor, Inc. (the "Company") announced that it expects earnings for the fourth quarter, exclusive of unusual transactions, to be substantially lower than the third quarter of 1998. Excluding the effect of unusual transactions and a change in the effective tax rate, the Company reported a loss of $0.02 per share for the third quarter ended September 30, 1998.

     Based on preliminary results, operating results for the fourth quarter in each of the Company's three operating divisions are expected to be below management's expectations. While volume trends in both the hospitals and the nursing centers have improved over the results achieved in the third quarter of this year, operating costs have increased. In addition, Vencare revenues are expected to decline in the fourth quarter compared to those reported in the third quarter.

     The Company also announced that it expects that reported 1998 results will be impacted adversely by certain recurring year-end adjustments, the most significant of which relates to an increase in the provision for bad debts for its nursing center and Vencare businesses which could aggregate approximately $20 million. Adjustments to other accruals, as well as balance sheet adjustments related to The Hillhaven Corporation, TheraTx, Inc. ("TheraTx") and Transitional Hospitals Corporation mergers, are also expected to impact negatively fourth quarter results.

     Certain litigation assumed in connection with the TheraTx acquisition has been recently settled. The settlement totaled approximately $16 million, of which approximately one-half was previously recorded as part of the TheraTx purchase price. The remainder, as well as a provision for legal fees, will be charged to earnings in the fourth quarter.

     The Company also stated that certain additional adjustments may be recorded in connection with asset valuations in the fourth quarter, including a write-down of its investment in a nursing center in Wisconsin and the previously announced write-down of its investment in Behavioral Healthcare Corporation.
The Company also is reviewing the expected recoverability of recorded amounts of goodwill and deferred tax assets at year end and may record a fourth quarter charge based on the results of the review.

     In addition, the Company announced that it may be required to renegotiate its bank credit facility since the previously discussed operating results and adjustments may result in certain covenant violations. The Company is in discussions with its lead banks and anticipates that it will successfully conclude its negotiations prior to releasing its financial results for 1998. The Company is current with respect to its payment obligations under its debt agreements.

     At this time, the Company has not completed its analysis of operating results and year-end adjustments, nor has the annual independent audit been completed. Accordingly, other year-end accounting issues may arise prior to the Company's formal earnings release.

     Certain statements set forth above, including, but not limited to, statements containing the words "anticipates", "expects", "will", "may" and similar words constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management's current expectations and include known

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and unknown risks, uncertainties and other factors, many of which the Company is unable to predict or control, that may cause the Company's actual results or performance to materially differ from any future results or performance expressed or implied by such forward-looking statements. These statements involve risks, uncertainties and other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission. Such factors may include, without limitation, the increase in the Company's cost of borrowing, its ability to attract patients and the effect of healthcare reform and legislation on the Company's business strategy and operations. The Company cautions investors that any forward-looking statements made by the Company are not guarantees of the future performance. The Company disclaims any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments

     A copy of the press release is included as an exhibit to this filing and is incorporated herein by reference.



Item 6.  Not Applicable.

Item 7.  Financial Statements and Exhibits.

(a)      Financial statements of businesses acquired.

         Not applicable.

(b)      Pro forma financial information.

         Not applicable.

(c)      Exhibits.

         Exhibit 99.1  Press Release dated January 26, 1999.

Items 8-9.  Not Applicable.

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                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                  VENCOR, INC.




Dated:  January 26, 1999          By: /s/ Richard A. Schweinhart
                                      --------------------------
                                      Richard A. Schweinhart
                                      Senior Vice President and
                                       Chief Financial Officer


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